Exhibit (r)(1)

Appendix 13

FLOWSTONE OPPORTUNITY FUND (the “Fund”)

CODE OF ETHICS

I.	Introduction.

The Fund has approved and adopted this Code of Ethics and has determined, in accordance with the requirements of Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), that this Code of Ethics contains provisions that are reasonably designed to prevent Access Persons (as defined herein) from engaging in conduct prohibited by Rule 17j-1 of the 1940 Act.  This Code of Ethics applies to all Access Persons of the Fund.  The policies set forth in Section V(B) hereof and the procedures set forth in Section VI hereof, however, do not apply to any Access Person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of a code of ethics that is consistent with the goals of this Code of Ethics, and otherwise compliant with Rule 17j-1 of the 1940 Act and Rule 204-2(a)(12) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

II.	Legal Requirement.

Rule 17j-1(b) of the 1940 Act makes it unlawful for any officer or director of the Fund in connection with the purchase or sale by such person of a Security (as defined herein) “held or to be acquired” by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;
2.

To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
4.	To engage in any manipulative practice with respect to the Fund’s investment portfolios.
III.	Purpose of the Code of Ethics.

The Fund expects that its officers and trustees will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Fund’s shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

IV.	Definitions.
A.

“Access Person” means (i) any trustee or officer of the Fund; any director, manager, officer or general partner of the Fund’s investment adviser (the “Adviser”) or any Advisory Person (as defined below) of the Fund or the Adviser, or (ii) any director, officer or general partner of the Fund’s distributor who, in the ordinary course of their business, makes, participates in or obtains information regarding the purchase or sale of Securities (other than Exempt Securities (as defined below)) by the Fund or whose functions or duties as part of the ordinary course of their business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities (other than Exempt Securities).

An Access Person’s “immediate family” includes a spouse, minor children and adults living in the same household as the Access Person.

B.

“Advisory Person” means any trustee or advisory board[1] member, manager, officer, or employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with their regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities (other than Exempt Securities) by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities (other than Exempt Securities) by the Fund.

C.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend or distribution reinvestment plan.

D.

“Compliance Officer” means the person or persons designated by the Fund’s Board of Trustees as its Chief Compliance Officer pursuant to Rule 38a-1 of the 1940 Act.  When acting hereunder, the Compliance Officer may delegate one or more of their duties to third parties, such as the Fund’s administrator, or the Adviser’s compliance department, and will be required to so delegate in instances in which the Access Person seeking authorization or pre-clearance is the person then serving as Compliance Officer. References herein to the Compliance Officer shall include any such delegate.

E.

“Disinterested Trustee” means a trustee who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act. All provisions of this Code of Ethics applicable to Disinterested Trustees will also be applicable to advisory board members.

1 As defined in Section 2(a)(1) of the 1940 Act.

F.	“Exempt Security” means:
1.

Direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies, other than exchange traded funds.

2.	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.
3.	Securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or the Fund, including mergers, recapitalizations or similar transactions.
4.	Securities acquired as a part of an Automatic Investment Plan.
5.

Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.

Securities which the Fund’s investment portfolios are not permitted to purchase under the investment objectives and policies set forth in the Fund’s then current prospectus(es) under the Securities Act of 1933, as amended (the “1933 Act”), or the Fund’s registration statement on Form N-2, which currently in the case of the Fund would include any securities which are registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

G.

“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

H.	“Investment Personnel” of the Fund or of the Adviser means:
(i)

Any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with their regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund.

(ii)	Any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of Securities by the Fund.
I.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

J.

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

K.

A Security is “held or to be acquired” by a Company if within the most recent 15 days it (1) is or has been held by the Fund, or (2) is being or has been considered by the Fund or the Adviser for purchase or sale by the Fund.  A purchase or sale includes the writing of an option to purchase or sell and any Security that is exchangeable for, or convertible into, any Security that is held or to be acquired by the Fund.

V.	Policies Regarding Personal Securities Transactions.
A.	General Policy.

No Access Person of the Fund shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.  Each Access Person must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict of interest, to the Compliance Officer.

B.	Specific Policies.
1.	Restrictions on Personal Securities Transactions by Access Persons.
a.

Access Persons may not buy or sell Securities other than Exempt Securities for their personal account or the account of a shareholder of their immediate family if they knew or, in the ordinary course of fulfilling their official duties as an Access Person, should have known, that during the 15-day period before the transaction in a Security (other than an Exempt Security) or at the time of the transaction the Security purchased or sold by them, other than an Exempt Security, was also purchased or sold by the Fund or considered for the purchase or sale by the Fund, without obtaining oral authorization from the Fund’s Compliance Officer prior to effecting such security transaction.

A written memorialization of this authorization will be provided by the Compliance Officer to the person receiving the authorization.

Note:If an Access Person has questions as to whether purchasing or selling a Security for their personal account or the account of a shareholder of their immediate family requires prior oral authorization, the Access Person should consult the Compliance Officer for clearance or denial of clearance to trade prior to effecting any securities transactions.

b.	Pre-clearance approval will be effective for only two business days (the day on which approval is given and one additional business day).
c.

No clearance will be given to an Access Person to purchase or sell any Security, other than an Exempt Security, (1) on a day when any portfolio of the Fund has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn or (2) when the Compliance Officer has been advised by the Adviser that the same Security is being considered for purchase or sale for any portfolio of the Fund.

d.

The pre-clearance requirement contained in Section V(B)(1)(a) above shall apply to all purchases of Securities through an Initial Public Offering or a Limited Offering by any Access Person who meets the definition of Investment Personnel.  A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made.

VI.	Reporting Requirements and Procedures.
A.	In order to provide each Company with information to enable it to determine with reasonable assurance whether the provisions of this Code of Ethics are being observed by its Access Persons:
1.

Initial and Annual Holdings Report:  Within ten (10) days after a person becomes an Access Person, and annually thereafter, such person shall submit to the Compliance Officer a completed Initial/Annual Holdings Report in the form attached hereto as Exhibit A (or another form of written submission containing all required information and acceptable to the Compliance Officer) that lists all Securities other than Exempt Securities in which such Access Person has a Beneficial Interest2.  Each holdings report must contain, at a minimum, (a) the title and type of security, and, as applicable, an exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and (c) the date the Access Person submits the report.  The Initial Holdings Report must be current as of a date no more than forty-five (45) days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than forty-five (45) days prior to the date the report is submitted.

2.

Quarterly Report: Each Access Person of the Fund, other than a Disinterested Trustee, shall submit reports in the form attached hereto as Exhibit B to the Compliance Officer, showing all transactions in Securities other than Exempt Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the Access Person[3]. Such reports shall be filed no later than thirty (30) days after the end of each calendar quarter. The Quarterly Transaction Report must include the date on which such report was submitted to the Compliance Officer.

3.

A Disinterested Trustee (which for purposes of this Section shall include advisory board members) need not make an Initial or Annual Holdings Report but shall submit the same Quarterly Transaction Report as required under paragraph 2 to the Compliance Officer, but only for a transaction in a Security other than an Exempt Security where they knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling their official duties as a trustee or officer, should have known that during

2 You will be treated as the “beneficial owner” of a Security under this policy only if you have a direct or indirect pecuniary interest in the Security.

(a)	A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.
(b)

An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include Securities held by shareholders of your immediate family sharing the same household; Securities held by a partnership of which you are a general partner; Securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion.

For interpretive guidance on this test, you should consult the Compliance Officer.

[3]	See footnote 2.

the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by the Fund.

4.

The Compliance Officer shall notify each Access Person of the Fund who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code of Ethics that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

5.

The Compliance Officer shall review the Initial Holdings Reports, Annual Holdings Reports, and Quarterly Transaction Reports received, and, as appropriate, compare the reports with the pre-clearance authorization received, and report to the Fund’s Board of Trustees:

a.	with respect to any transaction that appears to evidence a possible violation of this Code of Ethics; and
b.	apparent violations of the reporting requirement stated herein.
6.

The Board of Trustees shall consider reports made to it hereunder and shall determine whether the policies established in Sections V and VI of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including, but not limited to, a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and disgorgement of any profits to the Fund.  The Board of Trustees of the Fund shall review the operation of this Code of Ethics at least once a year and any material changes hereto will be approved by the Board of Trustees at the next scheduled quarterly board meeting and in no case more than six months after such change.

7.

The Adviser shall adopt, maintain and enforce a code of ethics with respect to its personnel in compliance with Rule 17j-1 of the 1940 Act and Rule 204A of the Advisers Act and shall forward to the Compliance Officer and the Fund’s counsel a copy of such code and all future amendments and modifications thereto.  Any material changes to this code will be approved by the Board of Trustees of the Fund at the next scheduled quarterly board meeting and in no case more than six months after such change, as required by Rule 17j-1 of the 1940 Act.

8.	At each quarterly Board of Trustees meeting, the Compliance Officer and the Adviser shall provide a written report to the Board of Trustees stating:
a.

any reported Securities transaction, other than for Exempt Securities, that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by the Fund or the Adviser; and

b.	all disciplinary actions[4] taken in response to such violations.
9.

At least once a year, the Adviser shall provide to the Board of Trustees a written report which contains: (a) a summary of existing procedures concerning personal investing by Advisory Persons and any changes in the procedures during the past year; (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Fund’s experience under this Code of Ethics, industry practices, or developments in applicable laws and regulations; (c) a description of any issues arising under the Code of Ethics or procedures since the last report, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to material violations; and (d) a certification that the procedures which have been adopted are those reasonably necessary to prevent Access Persons from violating the Code of Ethics.

10.

This Code of Ethics, the Adviser’s Code of Ethics, a copy of each report by an Access Person, any written report hereunder by the Compliance Officer or the Adviser, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports, and a list of all persons responsible for reviewing such reports shall be preserved with the Fund’s records for the period required by Rule 17j-1 of the 1940 Act.

VII.	Certification.

Each Access Person will be required to certify annually that they have read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics. A form of such certification is attached hereto as Exhibit C.

VIII.	Recordkeeping.

the Fund shall maintain and cause to be maintained the following records at its principal place of business:

(i) a copy of any code of ethics adopted by the Fund that is in effect, or at any time within the past five (5) years was in effect, in an easily accessible place;

(ii) a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the last entry was made on any such report, the first two (2) years in an easily accessible place;

4 Disciplinary action includes but is not limited to any action that has a material financial effect upon the employee, such as fining, suspending, or demoting the employee, imposing a substantial fine or requiring the disgorgement of profits.

(iii) a copy of each holding and transaction report (including duplicate confirmations and statements) made by anyone subject to any code of ethics as required by Section VI for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

(iv) a record of all written acknowledgements and certifications by each Access Person who is currently, or within the past five (5) years was, an Access Person (records must be kept for five (5) years after individual ceases to be a Access Person under the Code of Ethics);

(v) a list of all persons who are currently, or within the past five (5) years were, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by the Fund, in an easily accessible place;

(vi) a copy of each written report and certification required pursuant to Section VI(A)(9) of this Code of Ethics for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

(vii) a record of any decision, and the reasons supporting the decision, approving the acquisition of securities by Access Persons under Section V of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

(viii) a record of any decision, and the reasons supporting the decision, granting an Access Person a waiver from, or exception to, this Code of Ethics for at least five (5) years after the end of the fiscal year in which the waiver is granted.

Adopted: January 3, 2019

Amended: February 27, 2024 (previously amended on November 22, 2019)

Exhibit A

FLOWSTONE OPPORTUNITY FUND

(the “Fund”)

[Initial/Annual] Holdings Report

For the Year/Period Ended
(month/day/year)

[ ]        Check Here if this is an Initial Holdings Report

To:	Fund Chief Compliance Officer

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Code of Ethics of the Fund:

Title and Type of Security	Ticker Symbol or CUSIP Number (as applicable)	Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my Securities are held for my direct or indirect benefit are as follows:

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed above.

Date:	Signature:

Print Name:

A-1

Exhibit B

FLOWSTONE OPPORTUNITY FUND

(the “Fund”)

Securities Transaction Report

For the Calendar Quarter Ended [_____ __], 20__

To:	Fund Chief Compliance Officer

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Fund:

Title of Security (Required) Exchange Ticker Symbol or CUSIP Number (as applicable)	Date of Transaction	Number of Shares or Principal Amount	Interest Rate and Maturity Date (if applicable)	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

For each Access Person of the Fund, other than a Disinterested Trustee1, provide the following information with respect to any account established by you during the quarter referred to above in which securities were held during the quarter for your direct or indirect benefit:

1.	The name of the broker, dealer or bank with whom you established the account.
2.	The date the account was established.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an

[1]

A trustee who knew, or in the ordinary course of fulfilling his or her official duties as the Fund trustee, should have known, that during the 15-day period immediately before or after the trustee’s transaction in a Security, the Fund purchased or sold the Security, or the Fund or the Adviser considered purchasing or selling the Security.

B-1

admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

B-2

Exhibit C

FLOWSTONE OPPORTUNITY FUND

(the “Fund”)

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of the Fund, the undersigned hereby certifies as follows:

1.	I have read the Fund’s Code of Ethics.
2.	I understand the Code of Ethics and acknowledge that I am subject to it.
3.

Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions required to be reported under the requirements of the Code of Ethics.

Date:	Print Name:

Signature:

C-1